Monarch Casino & Resort Reports Second Quarter Net Revenue of $50.0 Million and Adjusted EBITDA of $12.5 Million

RENO, NV -- (Marketwired - July 22, 2015) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the quarter and six months ended June 30, 2015, as summarized below:

($ in thousands, except
 per share data and         Three Months Ended         Six Months Ended
 percentages)                    June 30,                  June 30,
                         ------------------------  ------------------------
                           2015    2014  Increase    2015    2014  Increase
                         ------- ------- --------  ------- ------- --------
  Net revenue            $50,013 $47,803      4.6% $97,184 $93,311      4.2%

  Adjusted EBITDA (1)     12,483  11,665      7.0%  23,358  21,952      6.4%

  Net income             $ 5,099 $ 3,024     68.6% $ 9,142 $ 6,300     45.1%
                         ======= ======= ========  ======= ======= ========

  Basic EPS              $  0.30 $  0.18     66.7% $  0.54 $  0.38     42.1%
  Diluted EPS            $  0.29 $  0.18     61.1% $  0.53 $  0.37     43.2%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "Our strong second quarter 2015 results reflect further improvement at both of our properties, particularly at Monarch Black Hawk which generated solid top-line growth. Consolidated net revenue for the quarter increased 4.6% and drove a 7.0% rise in Adjusted EBITDA as we benefited from our ongoing diligent focus on operating expense management and margin growth.

"In Reno, our business continues to gradually improve as the overall market shows signs of growth. While the promotional environment in Reno remains elevated, we intend to maintain our disciplined approach to marketing spending that attracts profitable play to Atlantis.

"In Black Hawk, we are very excited by the upgrade of the existing facility which will be fully completed and open to the public before the end of the current quarter. Visitors to the property can also see the progress we are making in construction of the new nine story parking structure.

"Despite the nearly 20% reduction in the number of slot machines on the casino floor to accommodate the ongoing construction, Monarch Black Hawk continues to deliver strong operating results which reflect both the healthy Denver market and our efforts to optimize the player experience. Moreover, the property is benefiting from the positive guest response to the facility enhancements completed as part of the first two phases of the upgrade. Upon completion of the third and final phase of the upgrade later this quarter, we plan to increase the number of slot machines on the floor from 565 to 705 and we'll also expand our table game count from 9 to 14.

"The estimated total cost of the Monarch Black Hawk expansion, including the cost of the acquired land, new parking structure, hotel tower, expanded casino and additional restaurants remains projected at approximately $285-$295 million, of which $229-$234 million represents the expected cost to complete the hotel tower, expanded casino and additional restaurants. Through June 30, 2015, we have spent approximately $31 million on the expansion, primarily on the new parking structure, leaving remaining completion costs of approximately $254-$264 million. We expect to fund the remaining cost of the expansion from a combination of cash flow from operations and an increase in, or replacement of, our current credit facility.

"We believe that our 2015 second quarter results reflect Monarch's overall disciplined approach toward attracting profitable play while managing costs and promotional activity. In addition, our results benefited from the efforts of our Black Hawk team as they successfully managed the ongoing challenge of construction disruption, which lead to improved operating results and market share growth."

Summary of 2015 Second Quarter Operating Results
For the 2015 second quarter, consolidated net revenue of $50.0 million represented an increase of 4.6% year-over-year, driven primarily by solid revenue growth at Monarch Black Hawk. Revenue from the Company's casino operations rose 6.3% on a year-over-year basis and food and beverage revenue rose 5.8% while hotel revenue declined 3.4%. Consolidated promotional allowance increased by $0.9 million or 8.4%.

The Company generated consolidated Adjusted EBITDA of $12.5 million in the second quarter of 2015, an increase of $0.8 million, or 7.0%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue increased to 42.1% for the second quarter of 2015 compared to 41.7% in the second quarter of 2014. Food and beverage operating expense as a percentage of food and beverage revenue for the 2015 second quarter decreased to 39.5% from 42.0% in the 2014 second quarter. Hotel operating expense as a percentage of hotel revenue increased to 28.8% for the second quarter of 2015 compared to 28.2% for the same period in the prior year. The increase in casino operating expense as a percentage of revenue is due primarily to an increase in complimentaries expense while the increase in hotel operating expense as a percentage of hotel revenue is due primarily to lower hotel revenue.

Selling, general and administrative ("SG&A") expenses for the 2015 second quarter were essentially flat with the 2014 second quarter.

Monarch Black Hawk Expansion Update
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through June 30, 2015:

                         ---------------------------------------------------
$ in millions                          Total Spent                Estimated
                                      Through June    Left to    Completion
                             Cost       30, 2015       Spend        Date
                         ------------ ------------ ------------ ------------
I. Existing Facility
  Riviera Black Hawk
   Casino (1)                 $76          $76           -        Complete
                                                                 Interior Q3
  Existing Facility                                                 2015;
   Upgrade (2)(3)          $34 - $36       $17       $17 - $19    Exterior
                                                                  2015-2016
                         ------------ ------------ ------------
    Total Existing
     Facility             $110 - $112      $93       $17 - $19
                         ------------ ------------ ------------

II. Expansion
  Acquired Land Parcels       $10          $10           -        Complete
  Parking Structure (3)    $38 - $41       $14       $24 - $27    Late 2015
  Hotel Tower & Casino
   (4)                    $229 - $234       -       $229 - $234   Late 2017
  Other (3)                $8 - $10        $7         $1 - $3     2016-2017
                         ------------ ------------ ------------
    Total Expansion       $285 - $295      $31      $254 - $264
                         ------------ ------------ ------------
    Total Cost            $395 - $407     $124      $271 - $283
                         ============ ============ ============

(1) Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Riviera Black Hawk.
(2) Includes upgrade to interior and exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

During the second quarter of 2015, Monarch made further progress on the third and final phase of its existing facility upgrade, which is expected to be opened to the public in the current quarter. The Company also made further progress on construction of the facility's new parking structure.

Credit Facility
The amount outstanding on the Company's credit facility at June 30, 2015 of $42.2 million remained relatively flat with the $42.0 million balance outstanding as of the end of the first quarter. Capital expenditures of $7.4 million in the second quarter of 2015 were funded from operating cash flows and primarily represent costs related to the ongoing redesign and expansion project at Monarch Black Hawk.

Interest expense, net of amounts capitalized for the 2015 second quarter decreased to $0.2 million from $0.3 million in the second quarter of 2014 due to lower outstanding borrowings in the 2015 second quarter compared to the 2014 second quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions and outlooks; (iii) plans, objectives and expectations regarding Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 705 slot machines (temporarily reduced to approximately 565 to accommodate redesign and upgrade work on the facility), 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               Monarch Casino & Resort, Inc. and Subsidiaries
                Condensed Consolidated Statements of Income
                   (In thousands, except per share data)
                                (Unaudited)

                               Three months ended       Six months ended
                                    June 30,                June 30,
                             ----------------------  ----------------------
                                2015        2014        2015        2014
                             ----------  ----------  ----------  ----------

Revenues
  Casino                     $   38,551  $   36,264  $   75,990  $   72,298
  Food and beverage              13,975      13,205      27,078      25,470
  Hotel                           5,828       6,031      10,565      10,675
  Other                           2,668       2,455       5,268       4,934
                             ----------  ----------  ----------  ----------
    Gross revenues               61,022      57,955     118,901     113,377
  Less promotional
   allowances                   (11,009)    (10,152)    (21,717)    (20,066)
                             ----------  ----------  ----------  ----------
    Net revenues                 50,013      47,803      97,184      93,311
                             ----------  ----------  ----------  ----------

Operating expenses
  Casino                         16,228      15,117      32,564      30,139
  Food and beverage               5,524       5,543      10,743      10,514
  Hotel                           1,676       1,700       3,195       3,084
  Other                           1,114         912       2,048       1,787
  Selling, general and
   administrative                13,317      13,180      25,896      26,411
  Depreciation and
   amortization                   4,108       4,630       8,239       9,324
  Loss (gain) on disposition
   of assets                         (2)        249         (20)        249
  Colorado ballot initiative
   costs                              -       1,004           -       1,004
                             ----------  ----------  ----------  ----------
    Total operating expenses     41,965      42,335      82,665      82,512
                             ----------  ----------  ----------  ----------
    Income from operations        8,048       5,468      14,519      10,799
                             ----------  ----------  ----------  ----------

Other expenses
  Interest expense, net of
   amounts capitalized             (181)       (274)       (400)       (561)
                             ----------  ----------  ----------  ----------
    Total other expense            (181)       (274)       (400)       (561)
                             ----------  ----------  ----------  ----------

    Income before income
     taxes                        7,867       5,194      14,119      10,238
Provision for income taxes       (2,768)     (2,170)     (4,977)     (3,938)
                             ----------  ----------  ----------  ----------
    Net income               $    5,099  $    3,024  $    9,142  $    6,300
                             ==========  ==========  ==========  ==========

Earnings per share of common
 stock
  Net income
    Basic                    $     0.30  $     0.18  $     0.54  $     0.38
    Diluted                  $     0.29  $     0.18  $     0.53  $     0.37

Weighted average number of
 common shares and potential
 common shares outstanding
    Basic                        16,894      16,788      16,858      16,663
    Diluted                      17,302      17,104      17,250      17,165

               Monarch Casino & Resort, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
                       (In thousands, except shares)

                                                  June 30,     December 31,
                                                    2015           2014
                                               -------------  -------------
                                                (unaudited)
ASSETS
  Current assets
  Cash and cash equivalents                    $      19,848  $      21,583
  Receivables, net                                     3,095          3,047
  Income taxes receivable                              1,937          1,139
  Inventories                                          2,588          2,846
  Prepaid expenses                                     4,064          4,021
  Deferred income taxes                                1,626          1,626
                                               -------------  -------------
    Total current assets                              33,158         34,262
                                               -------------  -------------
Property and equipment
  Land                                                29,415         29,415
  Land improvements                                    6,701          6,701
  Buildings                                          150,771        150,821
  Buildings improvements                              20,027         18,142
  Furniture and equipment                            127,285        125,671
  Construction in progress                            26,040         15,672
  Leasehold improvements                               1,347          1,347
                                               -------------  -------------
                                                     361,586        347,769
  Less accumulated depreciation and
   amortization                                     (173,773)      (167,498)
                                               -------------  -------------
    Net property and equipment                       187,813        180,271
                                               -------------  -------------
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               6,783          7,366
  Deferred income taxes                                4,682          4,682
  Other assets, net                                      457            609
                                               -------------  -------------
    Total other assets                                37,033         37,768
                                               -------------  -------------
    Total assets                               $     258,004  $     252,301
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $       6,434  $       7,933
  Construction accounts payable                        2,232          1,790
  Accrued expenses                                    18,497         19,327
                                               -------------  -------------
    Total current liabilities                         27,163         29,050
Long-term debt                                        42,200         46,300
                                               -------------  -------------
    Total liabilities                                 69,363         75,350
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized;                                    191            191
  19,096,300 shares issued; 16,976,356
   outstanding at June 30, 2015; 16,812,794
   outstanding at December 31, 2014
  Additional paid - in capital                        22,853         22,985
  Treasury stock, 2,119,944 shares at June 30,
   2015; 2,283,506 shares at December 31, 2014       (30,290)       (32,970)
  Retained earnings                                  195,887        186,745
                                               -------------  -------------
    Total stockholders' equity                       188,641        176,951
                                               -------------  -------------
    Total liabilities and stockholders' equity $     258,004  $     252,301
                                               =============  =============

               Monarch Casino & Resort, Inc. and Subsidiaries
              Reconciliation of Adjusted EBITDA to Net Income
                         (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-
 GAAP financial measure, to net income, a GAAP financial measure:

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------
       Adjusted EBITDA (1)       $  12,483  $  11,665  $  23,358  $  21,952
Expenses:
  Stock based compensation            (329)      (314)      (620)      (576)
  Depreciation and amortization     (4,108)    (4,630)    (8,239)    (9,324)
  Colorado ballot initiative
   costs                                 -     (1,004)         -     (1,004)
  Interest expense, net of
   amounts capitalized                (181)      (274)      (400)      (561)
  Gain (loss) on disposition of
   assets                                2       (249)        20       (249)
  Provision for income taxes        (2,768)    (2,170)    (4,977)    (3,938)
                                 ---------  ---------  ---------  ---------
    Net income                   $   5,099  $   3,024  $   9,142  $   6,300
                                 =========  =========  =========  =========

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com